EXHIBIT 4.1

THESE SECURITIES, INCLUDING THE SECURITIES INTO WHICH THEY MAY BE CONVERTED, HAVE BEEN ISSUED IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION AFFORDED BY SECTION 4(2) OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT ANY SUCH PROPOSED TRANSFER IS IN ACCORDANCE WITH ALL APPLICABLE LAWS, RULES AND REGULATIONS.

CONVERTIBLE PROMISSORY NOTE

$____________	January ____, 2015

FOR VALUE RECEIVED, All Energy Corporation, a Delaware corporation (“Maker”), the undersigned, promises, pursuant to the terms of this Convertible Promissory Note (the “Note”), to pay to ________________ (“Payee”) (Payee and any subsequent holders hereof are hereinafter referred to collectively as “Holder”), at such place, or places, as Holder may designate to Maker in writing from time to time, the amount of _______________________ and ___/100 Dollars ($_________), together with interest thereon at the rate of fifteen percent (15%) per annum, which shall be due and payable on the date that is one (1) year from the date of first commercial production of frac sand at Maker’s proposed mine located in Trempealeau County, Wisconsin (the “Due Date”).

A.           Notwithstanding anything to the contrary contained in this Note, Maker shall have the right to prepay the outstanding Note (principal and accrued interest), in full.  Such payment shall be made to or upon the order of Holder.

B.           All payments due pursuant to this Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Payee indicated above, or such other place as Holder shall designate in writing to Maker.  If any payment on this Note shall become due on a day which is not a Business Day (as hereinafter defined), such payment shall be made on the next succeeding Business Day and any payment made pursuant to the foregoing shall not be deemed late for purposes of assessing interest pursuant to the preceding paragraph. As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.

C.           At any time prior to the full payment of the principal amount of this Note, Holder shall have the right, exercisable in whole or in part, to convert the outstanding principal hereunder into a number of fully paid and non-assessable whole shares of Maker’s $.01 par value common stock (“Common Stock”) determined in accordance herewith.

D.           The number of whole shares of Common Stock into which the principal amount of this Note may be voluntarily converted (the “Conversion Shares”) shall be determined by multiplying the principal amount, in whole dollars only, of this Note to be converted by six (6); provided, however, that, in no event, shall Holder be entitled to convert any portion of the principal amount of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Note or the unexercised or unconverted portion of any other security of Maker subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of common stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by Holder and its affiliates of more than 9.9% of the outstanding shares of common stock of Maker, as determined immediately after the conversion.

E.           If Holder elects to convert some or all of the principal amount of this Note, Holder shall provide Maker with a written notice of conversion setting forth the amount to be converted. Within three (3) business days of receipt of such notice, Maker shall deliver, or cause to be delivered, to Holder certificate(s) for the shares of Common Stock issuable upon such conversion and, if the entire principal amount hereunder was not so converted, a new note representing such balance.

F.           (1)           Effect of Merger, Consolidation, Etc.  At the option of Holder, the sale, conveyance or disposition of all or substantially all of the assets of Maker, the effectuation by Maker of a transaction or series of related transactions in which more than 50% of the voting power of Maker is disposed of, or the consolidation, merger or other business combination of Maker with or into any other person or persons when Maker is not the survivor shall be treated pursuant to subsection (2) below.

(2)           Adjustment Due to Merger, Consolidation, Etc.  If, at any time when this Note is issued and outstanding, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event, as a result of which shares of common stock of Maker shall be changed into the same or a different number of shares of another class or classes of stock or securities of Maker or another entity, or in case of any sale or conveyance of all or substantially all of the assets of Maker other than in connection with a plan of complete liquidation of Maker, then Holder of this Note shall thereafter have the right to receive, upon conversion of this Note, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of common stock immediately theretofore issuable upon conversion, such stock, securities or assets which Holder would have been entitled to receive in such transaction had this Note been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and, in any such case, appropriate provisions shall be made with respect to the rights and interests of Holder of this Note to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. Maker shall not effect any transaction described in this subsection (2) unless the resulting successor or acquiring entity (if not Maker) assumes by written instrument the obligations of this subsection (2). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

(3)           Adjustment Due to Distribution. If Maker shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of common stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to Maker’s shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then Holder of this Note shall be entitled, upon any conversion of this Note after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to Holder with respect to the shares of common stock issuable upon such conversion had Holder been the holder of such shares of common stock on the record date for the determination of shareholders entitled to such Distribution.

(4)           Purchase Rights. If, at any time when this Note is issued and outstanding, Maker issues any convertible securities or rights to purchase stock, warrants, securities or other property (the “Purchase Rights”) pro rata to the record holders of any class of common stock, then Holder of this Note will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which Holder could have acquired if Holder had held the number of shares of common stock acquirable upon complete conversion of this Note (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of common stock are to be determined for the grant, issue or sale of such Purchase Rights.

(5)           Notice of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price as a result of the events described in subsections (1) through (5) above, Maker, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

G.           As used herein, the terms “Maker” and “Payee” shall be deemed to include their respective successors, legal representatives, and assigns, whether by voluntary action of the parties or by operation of law.

H.           In the event this Note is placed in the hands of an attorney for collection, or if Holder incurs any costs incident to the collection of the indebtedness evidenced hereby, Maker and any endorsers hereof agree to pay to Holder an amount equal to all such costs, including without limitation all reasonable attorneys’ fees and all court costs.

I.           This Note shall be the obligation of all Makers, endorsers, guarantors and sureties, if any, as may exist now or hereafter in addition to Maker, and shall be binding upon them and their respective heirs, administrators, executors, legal representatives, successors, and assigns and shall inure to the benefit of Payee and his heirs, administrators, executors, legal representatives, successors and assigns.

J.           Notwithstanding any provision to the contrary contained herein or in any other document, it is expressly provided that in no case or event shall the aggregate of any amounts accrued or paid pursuant to this Note or any other document which, under applicable laws, are or may be deemed to constitute interest, ever exceed the maximum non-usurious interest rate permitted by applicable Delaware or federal laws, whichever permit the lower rate. In this connection, Maker and Payee stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable usury laws. In furtherance thereof, none of the terms of this Note shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the maximum rate permitted by applicable laws.  Maker shall never be liable for interest in excess of the maximum rate permitted by applicable laws. If, for any reason whatever, such interest paid or received during the full term of the applicable indebtedness produces a rate which exceeds the maximum rate permitted by applicable laws, Holder shall credit against the principal of such indebtedness (or, if such indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid to produce a rate equal to the maximum rate permitted by applicable laws. All sums paid or agreed to be paid to Payee for the use, forbearance, or detention of money shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of the applicable indebtedness. The provisions of this paragraph shall control all agreements, whether now or hereafter existing and whether written or oral, between Maker and Payee.

THIS CONVERTIBLE PROMISSORY NOTE AND ALL OTHER WRITTEN AGREEMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

ALL ENERGY CORPORATION SPECIMEN By: __________________________________ Dean E. Sukowatey, President